Exhibit 10.2

NIAGARA AREA DEVELOPMENT CORPORATION

AND

COVANTA HOLDING CORPORATION

LOAN AGREEMENT

Dated as of November 1, 2012

RELATING TO

$130,000,000

NIAGARA AREA DEVELOPMENT CORPORATION

SOLID WASTE DISPOSAL FACILITY REFUNDING REVENUE BONDS

(COVANTA ENERGY PROJECT)

SERIES 2012A

$35,010,000

NIAGARA AREA DEVELOPMENT CORPORATION

SOLID WASTE DISPOSAL FACILITY REFUNDING REVENUE BONDS

(COVANTA ENERGY PROJECT)

SERIES 2012B

(i)

(ii)

(iii)

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”), dated as of November 1, 2012, is between the NIAGARA AREA DEVELOPMENT CORPORATION, a not-for-profit corporation created by and existing under Section 1411 of the New York State Not-For-Profit Corporation Law (with its successors, the “Issuer”), and COVANTA HOLDING CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”);

W I T N E S S E T H:

WHEREAS, pursuant to the purposes and powers contained within Section 1411 of the Not-For-Profit Corporation Law of the State of New York (the “State”), as amended and supplemented from time to time (the “Act”), Resolution No. IL-028-11 adopted by the Niagara County Legislature on May 3, 2011 (the “County Resolution”), and its certificate of incorporation, as amended from time to time, the Issuer was established as a not-for-profit local development corporation of the State with the authority and power to own, lease and sell personal and real property for the purposes of, among other things, acquiring, constructing and equipping certain projects exclusively in furtherance of the charitable or public purposes of relieving and reducing unemployment, promoting and providing for additional and maximum employment, bettering and maintaining job opportunities, instructing or training individuals to improve or develop their capabilities for such jobs, by encouraging the development of, or retention of, an industry in the community or area, and lessening the burdens of government and acting in the public interest; and

WHEREAS, pursuant to, and in accordance with, the Act, the Issuer has determined to issue and sell its Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Energy Project) Series 2012A (the “Series 2012A Bonds”) in the original aggregate principal amount of $130,000,000, and its Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Energy Project) Series 2012B in the original aggregate principal amount of $35,010,000 (the “Series 2012B Bonds” and, together with the Series 2012A Bonds, the “Bonds” or the “Series 2012 Bonds”), pursuant to a certain Indenture of Trust, dated as of November 1, 2012 (the “Indenture”), by and between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and to lend the proceeds thereof to the Company, upon the terms and conditions of this Agreement, for the sole and exclusive purposes of undertaking a certain project (the “Project”) consisting of: the refunding of (i) Niagara County Industrial Development Agency $40,000,000 (original principal amount) Solid Waste Disposal Facility Revenue Refunding Bonds (American Ref-Fuel Company of Niagara, L.P. Facility), Series 2001A (AMT) (the “Series 2001A Bonds”); (ii) Niagara County Industrial Development Agency $45,000,000 (original principal amount) Solid Waste Disposal Facility Revenue Refunding Bonds (American Ref-Fuel Company of Niagara, L.P. Facility), Series 2001B (AMT) (the “Series 2001B Bonds”); (iii) Niagara County Industrial Development Agency $45,000,000 (original principal amount) Solid Waste Disposal Facility Revenue Refunding Bonds (American Ref-Fuel Company of Niagara, L.P. Facility), Series 2001C (AMT) (the “Series 2001C Bonds”); and (iv) Niagara County Industrial Development Agency $35,010,000 (original principal amount) Solid Waste Disposal Facility Revenue Refunding Bonds (American Ref-Fuel Company of Niagara, L.P. Facility), Series 2001D (Non-AMT) (the “Series 2001D Bonds” and, collectively with the Series

2001A Bonds, the Series 2001B Bonds and the Series 2001C Bonds, the “Series 2001 Bonds”). The proceeds of the Series 2001A Bonds were used to currently refund the Niagara County Industrial Development Agency’s $40,000,000 original principal amount Solid Waste Disposal Facility Revenue Bonds (American Ref-Fuel Company of Niagara, L.P. Facility), Series 1996D (the “Series 1996D Bonds”); the proceeds of the Series 2001B and 2001C Bonds were used to currently refund the Niagara County Industrial Development Agency’s (a) outstanding aggregate principal amount $45,000,000 Solid Waste Disposal Facility Revenue Bonds (American Ref-Fuel Company of Niagara, L.P. Facility), Series 1994B (the “Series 1994B Bonds”), and (b) the outstanding aggregate principal amount $45,000,000 Solid Waste Disposal Facility Revenue Bonds (American Ref-Fuel Company of Niagara, L.P. Facility), Series 1994C (the “Series 1994C Bonds”); and the Series 2001D Bonds were issued to currently refund the $35,010,000 original principal amount Solid Waste Disposal Facility Revenue Bonds (American Ref-Fuel Company of Niagara, L.P. Facility), Series 1994A (the “Series 1994A Bonds”). The proceeds of the Series 1994A Bonds refunded the Niagara County Industrial Development Agency’s $38,545,000 (original principal amount) Industrial Development Revenue Refunding Bonds (American Ref-Fuel Company of Niagara, L.P. Project), Series 1993 (the “Series 1993 Bonds”) which were issued to currently refund the Niagara County Industrial Development Agency’s $55,800,000 (original principal amount) Industrial Development Revenue Bonds (Hooker Energy-From-Waste Project), Series 1980 (the “Series 1980 Bonds”). The 1980 Bonds were initially issued to finance a portion of the costs of a project consisting of the design, construction or acquisition and installation of (A) certain facilities for the disposal of solid waste and equipment functionally related and subordinate thereto (the “Waste Project”) and (B) additional facilities to be used for the recovery of steam and ferrous metals as by-products of the disposal of solid waste (all, collectively with the Waste Project, the “Original Facility”); which Original Facility is presently comprised of approximately 176,525 square feet of space (the “Building”) and is situate on an approximately 11.60-acre parcel of land located at 100 Energy Boulevard at 56th Street in the City of Niagara Falls, Niagara County, New York (the “Land”). The proceeds of the Series 1994B and Series 1994C Bonds were used to provide funds for the renovation, retrofit, construction of additions and improvements to the Original Facility including the construction of two new Duesseldorf Roller Grate System waste boilers as well as state of the art air pollution control equipment that enabled the Facility to meet stringent environmental standards and commitments. The proceeds of the Series 1996D Bonds were used to provide additional funds to finance a portion of the costs of renovating, retrofitting, constructing and equipping additions of approximately 100,000 square feet and improvements to the Original Facility including, but not limited to, the installation of the aforementioned DBA boilers together with a related refuse storage and feeding system; an ash residue handling system; and the acquisition and installation in and around the Original Facility of certain items of machinery, equipment and other tangible personal property, all for the processing and disposal of solid waste and the recovery therefrom of energy and ferrous metals (collectively, the Original Facility together with the additions and improvements made thereto are hereinafter referred to as, the “Facility”); and

WHEREAS, pursuant to this Agreement, the Company is required to make loan payments sufficient to pay when due the principal of, premium, if any, and interest on the Bonds and related expenses; and

WHEREAS, Covanta Energy Corporation, a Delaware corporation (the “Guarantor”), an affiliate of the Company, will execute a Guaranty Agreement (the “Guaranty”), dated as of even date herewith, whereby the Guarantor will guarantee certain of the payment obligations of the Company under this Agreement in order to further secure the Bonds; and

WHEREAS, pursuant to the Indenture, the Bonds will be issued and the Issuer will assign without recourse to the Trustee its right to receive payments, and certain other rights, under this Agreement; and

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definition of Terms. Unless the context otherwise requires, the terms used in this Agreement shall have the meanings specified in Section 1.1 of the Indenture, as originally executed or as it may from time to time be supplemented or amended as provided therein.

Section 1.2. Number and Gender. The singular form of any word used herein, including the terms defined in Section 1.1 of the Indenture, shall include the plural, and vice versa. The use herein of a word of any gender shall include all genders.

Section 1.3. Articles, Sections, Etc. Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivisions of this Agreement as amended from time to time. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole. The headings or titles of the several articles and sections, and the table of contents appended to copies hereof, shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

AND THE COMPANY

Section 2.1. Representations of the Issuer. The Issuer makes the following representations as the basis for its undertakings herein contained:

(a) The Issuer is a not-for-profit local development corporation duly organized and existing under the laws of the State, and is authorized and empowered to enter into the transactions contemplated by this Agreement and to carry out its obligations hereunder. By proper action of its members, the Issuer has duly authorized the execution and delivery of this Agreement.

(b) The Issuer proposes to issue the Series 2012A Bonds in the aggregate principal amount of $130,000,000 and the Series 2012B Bonds in the aggregate principal amount of $35,010,000. The Bonds will mature, bear interest, be redeemable and have the other terms and provisions set forth in the Indenture and in the Bonds.

(c) The execution, delivery and performance of this Agreement and each document to which the Issuer is a party and the consummation by the Issuer of transactions herein and therein contemplated, including, but not limited to, the issuance of the Bonds, have been duly authorized by all requisite action on the part of the Issuer and will not violate the By-laws of the Issuer, or any indenture, agreement or other instrument to which the Issuer is a party or by which it or any of its property is subject or bound, or be in conflict or result in a breach of, or constitute (with due notice and/or lapse of time) a default under such indenture, agreement or other instrument or result in the imposition of any lien, charge or encumbrance of any nature whatsoever.

(d) To the best of the Issuer’s knowledge, there is no action or proceeding pending by or before any court or administrative agency that might adversely affect the ability of the Issuer to perform its obligations under this Agreement and each other document to which the Issuer is a party and all authorizations, consents and approvals of instrumental bodies or agencies required to be given by the Issuer as of the Closing Date in connection with the execution and delivery of this Agreement and each other document to which the Issuer is a party or in connection with the performance of the obligations of the Issuer hereunder and under each of the documents to which the Issuer is a party, including, but not limited to, the issuance of the Bonds, have been obtained and given.

Section 2.2. Representations and Warranties of the Company. The Company represents and warrants to the Issuer that, as of the date of execution of this Agreement and as of the date of delivery of the Bonds to the initial purchaser thereof (such representations and warranties to remain operative and in full force and effect regardless of the issuance of the Bonds or any investigations by or on behalf of the Issuer or the results thereof):

(a) The Company has full legal right, power and authority under the laws of the United States and the State of New York (i) to enter into this Agreement and the Tax Certificate (collectively, the “Company Loan Documents”), (ii) to agree to be bound by the terms of the Indenture, (iii) to perform its obligations hereunder and thereunder, and (iv) to consummate the transactions contemplated by the Company Loan Documents.

(b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and duly authorized to conduct business under the laws of State of New York. The Company has, by proper corporate action, duly authorized the execution and delivery of the Company Loan Documents and the performance of its obligations thereunder.

(c) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting the rights of creditors generally and by judicial discretion in the exercise of equitable remedies. Upon the execution and delivery hereof and thereof, each of the Company Loan Documents will constitute a valid and binding obligation of the Company, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting creditors’ rights generally and by judicial discretion in the exercise of equitable remedies.

(d) The execution and delivery of the Company Loan Documents and the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby do not and will not conflict with, or constitute a breach or result in a violation of, the articles of incorporation or bylaws of the Company, will not violate any law, regulation, rule or ordinance or any material order, judgment or decree of any federal, state or local court and (with due notice or the passage of time, or both), do not conflict with, or constitute a breach of, or a default under, or result in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any material document, instrument or commitment to which the Company is a party or by which the Company or any of its property is bound.

(e) Neither the Company nor any of its businesses or properties, nor any relationship between the Company or any other person, nor any circumstances in connection with the execution, delivery and performance by the Company of the Company Loan Documents or the offer, issue, sale or delivery by the Issuer of the Bonds, is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Company other than those already obtained.

(f) Other than as disclosed in the Company’s filings with the Securities and Exchange Commission, the Company has not been served with and, to the knowledge of the Company there is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency or public board or body pending or threatened against the Company which (i) affects or seeks to prohibit, restrain or enjoin the issuance, sale or delivery of the Bonds or the lending of the proceeds of the Bonds to the Company or the execution and delivery of the Company Loan Documents, (ii) affects or questions the validity or enforceability of the Company Loan Documents or (iii) questions the power or authority of the Company to carry out the transactions contemplated by, or to perform its obligations under the Company Loan Documents or the powers of the Company to own and operate the Facility.

(g) Other than as disclosed in the Company’s filings with the Securities and Exchange Commission, the Company is not in default under any document, instrument or commitment to which the Company is a party or to which it or any of its property is subject which default would or could reasonably be expected to have a Material Adverse Effect.

(h) Any certificate signed by the Company or an Authorized Representative of the Company and delivered pursuant to the Company Loan Documents or the Indenture shall be deemed a representation and warranty by the Company to the Issuer and the Trustee of the statements made therein.

(i) The Costs of the Project are as set forth in the Tax Certificate.

(j) All of the information provided and representations made by the Company in the Tax Certificate are true and correct as of the date thereof.

(k) The Company shall not make any changes to the Facility or to the operation thereof that would adversely affect the qualification of the Facility under the Act or impair the exemption from federal income taxation of the interest on the Bonds. In particular, the Company shall comply with all requirements set forth in the Tax Certificate.

(l) To the Company’s knowledge, no director, member, officer or other official of the Issuer has any financial interest in the Company or the Facility.

(m) That all certificates, approvals, permits and authorizations with respect to the operation of the Facility of applicable local governmental agencies, the State of New York and the federal government have been obtained, or if not yet obtained, are expected to be obtained in due course.

(n) No event has occurred and no condition exists which would constitute an Event of Default or Loan Default Event which, with the passing of time or with the giving of notice or both, would become such an Event of Default or Loan Default Event.

ARTICLE III

ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS

Section 3.1. Agreement to Issue Bonds; Application of Bond Proceeds.

(a) The Issuer agrees that it will issue under the Indenture, sell and cause to be delivered to the purchasers thereof, the Bonds. The Issuer will thereupon deposit the proceeds received from the sale of the Bonds in the Redemption Fund created under the Indenture to be applied in accordance with the terms of the Indenture. The Company agrees to pay, from funds other than the proceeds of the Bonds, all costs of issuance of the Bonds promptly following demand therefor (including without limitation all out of pocket expenses and costs of issuance reasonably incurred by the Issuer in connection with the issuance of the Bonds), such amounts to be deposited by the Trustee into the Costs of Issuance Fund on or prior to the Closing Date.

(b) The Company agrees that it will maintain and operate the Facility. The Company shall not make any changes to the Facility or to the operation thereof which would adversely affect the qualification of the Facility under the Act or impair the exemption from federal income taxation of the interest on the Bonds. In particular, the Company agrees to comply with all requirements set forth in the Tax Certificate.

(c) In the event that the Company desires to alter or change the Facility, and such alteration or change substantially alters the purpose of the Facility, the Company shall be required to deliver to the Issuer:

(i) a certificate of an Authorized Representative of the Company describing in detail the proposed changes and stating that they will not have the effect of disqualifying the Facility as solid waste disposal facilities that may be financed pursuant to the Act or Section 142(a)(6) of the Code;

(ii) information as to the nature of the changes to the Facility;

(iii) an Approving Opinion addressed to the Trustee with a copy to be delivered to the Issuer relating to such proposed changes.

Section 3.2. Disbursements from the Costs of Issuance Fund.

(a) The Company will authorize and direct the Trustee in writing, upon compliance with Section 3.5 of the Indenture, to disburse the moneys in the Costs of Issuance Fund to or on behalf of the Company only for Costs of Issuance. Each of the payments referred to in this Section 3.2(a) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.5 of the Indenture, signed by an Authorized Representative of the Company.

(b) All disbursements from the Costs of Issuance Fund must comply with the requirements of the Tax Certificate. The Trustee shall not be obligated to determine whether said disbursements are in compliance with the Tax Certificate.

Section 3.3. Moneys Remaining in Costs of Issuance Fund/Redemption Fund.

(a) All moneys remaining in the Costs of Issuance Fund after payment in full of the Prior Bonds shall be paid to the Company.

(b) In the event the moneys in the Redemption Fund are or will be insufficient to pay in full the Prior Bonds, the Company agrees to pay directly, or to deposit in the Redemption Fund moneys sufficient to pay any such shortfall. The Issuer makes no express or implied warranty that the moneys deposited in the Redemption Fund and available for payment of the Costs of the Project, under the provisions of this Agreement, will be sufficient to pay all the amounts which may be incurred for such costs. The Company agrees that if, after exhaustion of the moneys in the Redemption Fund, the Company should pay, or deposit moneys in the Redemption Fund for the payment of, any portion of the Costs of the Project pursuant to the provisions of this Section, they shall not be entitled to any reimbursement therefor from the Issuer, from the Trustee or from the holders of any of the Bonds, nor shall they be entitled to any diminution of the amounts payable under Section 4.2 hereof.

Section 3.4. Investment of Moneys in Funds. Any moneys in any fund or account held by the Trustee shall, at the specific written request of an Authorized Representative of the Company, be invested or reinvested by the Trustee as provided in the Indenture. Such investments shall be held by the Trustee and shall be deemed at all times a part of the fund or account from which such investments were made, and the interest accruing thereon, and any profit or loss realized therefrom, shall be credited or charged to such fund or account.

Section 3.5. Limitation of Issuer’s Liability. Anything contained in this Agreement to the contrary notwithstanding, any obligation the Issuer may incur for the payment of money shall not be deemed to constitute a debt or general obligation of the Issuer, the State of New York or any political subdivision or agency thereof, including, without limitation, Niagara County, New York, but shall be payable solely from the revenues and receipts received by it under this Agreement and from payments made pursuant to the Guaranty or the Letter of Credit, if any. No provision in this Agreement or any obligation herein imposed upon the Issuer, or the breach thereof, shall constitute or give rise to or impose upon the Issuer, the State of New York or any political subdivision or agency thereof, including, without limitation, Niagara County, New York a pecuniary liability or a charge upon its general credit or taxing powers. The Issuer has no taxing power under the Act. No officer, director, employee, member or agent of the Issuer shall be personally liable on this Agreement.

ARTICLE IV

LOAN OF PROCEEDS; REPAYMENT PROVISION

Section 4.1. Loan of Bond Proceeds; Issuance of Bonds. The Issuer covenants and agrees, upon the terms and conditions in this Agreement, to make a loan to the Company from the proceeds of the Bonds for the purpose of refunding and paying in full the Prior Bonds. Pursuant to said covenant and agreement, the Issuer will issue the Bonds upon the terms and conditions contained in this Agreement and the Indenture.

Section 4.2. Loan Payments and Payment of Other Amounts.

(a) On or before 10:00 a.m. (New York City time) on each Bond Payment Date (as hereinafter defined), until the principal of, premium, if any, and interest on, the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Company covenants and agrees to pay to the Trustee as a repayment on the loan made to the Company from Bond proceeds pursuant to Section 4.1 hereof, a sum equal to the amount payable on such Bond Payment Date as principal of, and premium, if any, and interest on, the Bonds as provided in the Indenture. Such Loan Payments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee. The term “Bond Payment Date” as used in this Section shall mean any date upon which any such amounts payable with respect to the Bonds shall become due, whether upon redemption, acceleration, maturity or otherwise.

Each payment made pursuant to this Section 4.2(a) shall at all times be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption or acceleration) and premium, if any, becoming due and payable on the Bonds on each Bond Payment Date; provided that any amount held by the Trustee in the Bond Fund on any due date for a Loan Payment hereunder shall be credited against the Loan Payment due on such date, to the extent available for such purpose; and provided further that, subject to the provisions of this paragraph, if at any time the amounts held by the Trustee in the Bond Fund (other than the Letter of Credit Account) are sufficient to pay all of the principal of and interest and premium, if any, on the Bonds as such payments become due, the Company shall be relieved of any obligation to make any further payments under the provisions of this Section. Notwithstanding the foregoing, if on any date the amount held by the Trustee in the Bond Fund is insufficient to make any required payments of principal of (whether at maturity or upon redemption or acceleration) and interest and premium, if any, on the Bonds as such payments become due, the Company shall forthwith pay such deficiency as a Loan Payment hereunder.

The obligation of the Company to make any payment required by this Section 4.2(a) shall be deemed to have been satisfied to the extent of any corresponding payment made to the Trustee (i) by a Credit Provider pursuant to a Letter of Credit then in effect with respect to the Bonds or (ii) by the Guarantor pursuant to the Guaranty. Upon initial issuance of the Bonds no Letter of Credit has been provided.

(b) The Company further covenants that it will make any payments required to be made pursuant to Sections 2.4, 4.7 and 4.9 of the Indenture at the applicable Purchase Price thereof by 12:45 p.m. (New York City time) on the Purchase Date in federal or other immediately available funds; provided, however the obligation to make such payments shall have been deemed satisfied to the extent that such Purchase Price shall have been paid from remarketing proceeds, from a draw under a Letter of Credit pursuant to Section 4.7(D) of the Indenture, or from payment by the Guarantor pursuant to the Guaranty.

(c) The Company further covenants that it will make any Change of Control Payment required to be made pursuant to Section 5.14 hereof by 2:00 p.m. (New York City time) on the Change of Control Payment Date (as defined in Section 5.14 hereof) in federal or other immediately available funds.

(d) The Company also agrees to pay (i) the annual fee of the Trustee and the Tender Agent, if any, for their ordinary services rendered as trustee or tender agent, respectively, and their ordinary expenses incurred under the Indenture, as and when the same become due, (ii) the reasonable fees, charges and expenses (including reasonable legal fees and expenses) of the Trustee, as bond registrar and paying agent, the reasonable fees of any other Paying Agent as provided in the Indenture, and (iii) the reasonable fees, charges and expenses of the Trustee for the necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture, as and when the same become due. The Trustee’s compensation shall not be limited by any provision of law regarding the compensation of a Trustee of an express trust.

(e) The Company covenants and agrees to pay to or on behalf of the Issuer (i) the reasonable fees and expenses of the Issuer and its counsel in connection with this Agreement, the Bonds or the Indenture, including, without limitation, any and all fees and expenses incurred in connection with the authorization, issuance, sale and delivery of the Bonds and the administration of the Bonds, (ii) the Issuer’s fee for the issuance of the Bonds, and (iii) all other amounts that the Company agrees to pay under the terms of this Agreement; provided, that the aggregate of all such amounts paid to the Issuer shall not equal or exceed an amount which would cause the “yield” on this Agreement or any other “acquired purpose obligation” to be “materially higher” than the “yield” on the Bonds, as such terms are used in the Code. Such fees and expenses shall be paid directly to the Issuer for its own account as and when such fees and expenses become due and payable. When the Issuer incurs expenses or renders services after the occurrence of a Loan Default Event specified in Section 7.1(d), the expenses and the compensation for the services are intended to constitute expenses of administration under any federal or state bankruptcy, insolvency, arrangement, moratorium, reorganization or other debtor relief law.

(f) The Company also agrees to pay the reasonable fees, charges and expenses of the Remarketing Agent in accordance with the Remarketing Agreement. Such payments shall be made directly to the Remarketing Agent. The Issuer shall have no obligation whatsoever with respect to the payment of fees, charges and expenses of the Remarketing Agent.

(g) The Company agrees to pay any amounts required to be deposited in the Rebate Fund to comply with the provisions of the Tax Certificate and to pay the fees, charges and expenses of any rebate analyst engaged by the Company.

Section 4.3. Unconditional Obligation. The obligations of the Company to make the Loan Payments and the other payments required by Section 4.2 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer, and during the term of this Agreement, the Company shall pay all payments required to be made on account of this Agreement as prescribed in Section 4.2 and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off. Until such time as the principal of, premium, if any, and interest on, the Bonds shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Company (i) will not suspend or discontinue any payments provided for in Section 4.2; (ii) will perform and observe all of its other covenants contained in this Agreement; and (iii) except as provided in Article VIII hereof, will not terminate this Agreement for any cause, including, without limitation, the occurrence of any act or circumstances that may constitute failure of consideration, destruction of or damage to all or a portion of those facilities or equipment comprising the Facility, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State of New York or any political subdivision of either of these, or any failure of the Issuer or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Indenture, except to the extent permitted by this Agreement.

Section 4.4. Assignment of Issuer’s Rights. As security for the payment of the Bonds, the Issuer will assign without recourse to the Trustee the Issuer’s rights under this Agreement,

including the right to receive Loan Payments hereunder (except the Unassigned Issuer Rights). The Issuer hereby directs the Company to make the Loan Payments required hereunder directly to the Trustee for deposit as contemplated by the Indenture. The Issuer hereby directs the Company to make the Purchase Price Payments required hereunder directly to the Trustee or the Tender Agent as contemplated by the Indenture. The Company hereby consents to such assignment and agrees to make payments directly to the Trustee or the Tender Agent, as the case may be, without defense or set-off by reason of any dispute between the Company and the Issuer or the Trustee.

Section 4.5. Amounts Remaining in Funds. It is agreed by the parties hereto that after payment in full of (i) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (ii) the fees, charges and expenses of the Issuer, the Trustee, the Tender Agent and any Paying Agents in accordance with the Indenture, (iii) all other amounts required to be paid under this Agreement and the Indenture, and (iv) if applicable, payment to any Credit Provider of any amounts owed to the Credit Provider under the Reimbursement Agreement with respect to a Letter of Credit, any amounts remaining in any fund held by the Trustee under the Indenture (excepting the Rebate Fund) shall be paid as provided in Section 10.1 of the Indenture. Notwithstanding any other provision of this Agreement or the Indenture, under no circumstances shall proceeds of a draw on a Letter of Credit or remarketing proceeds be paid to the Issuer, the Guarantor, the Company, or an affiliate of either the Guarantor or the Company.

ARTICLE V

SPECIAL COVENANTS AND AGREEMENTS

Section 5.1. Right of Access to the Facility. The Company agrees that during the term of this Agreement the Issuer, the Trustee, and the duly authorized agents of either of them shall have the right at all reasonable times during normal business hours to enter upon each site where any part of the Facility is located and to examine and inspect the Facility; provided that reasonable notice shall be given to the Company at least five (5) Business Days prior to such examination or inspection, and such inspection shall not disturb the Company’s normal business operations.

Section 5.2. The Company’s Maintenance of Its Existence. The Company covenants and agrees that during the term of this Agreement it will maintain its existence as a corporation or other entity in good standing and qualified to do business in the State of New York, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not combine or consolidate with or merge into another entity (any such sale, disposition, combination or merger shall be referred to hereafter as a “transaction”); provided that the Company may undertake any of the foregoing, if (i) the surviving or resulting transferee, person or entity, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of the Company hereunder and under the Tax Certificate, or the Company retains all such obligations, (ii) if the Company is not the surviving or resulting entity, the surviving or resulting transferee, person or entity, as the case may be, qualifies to do business in the State of New York, (iii) the Company shall deliver to the Trustee prior to the consummation of the transaction an Approving Opinion and (iv) the long-term credit rating on the Bonds, as determined by at least one Rating Agency that maintains a rating on the Bonds, is no lower than the rating by such Rating Agency on the Bonds immediately prior to such transaction. In the event that the Company is unable to meet the test set forth in clause (iv) in the immediately preceding sentence in connection with the foregoing, the Company shall make a Change of Control Offer for the Bonds pursuant to Section 5.14 hereof. If the Company sells or disposes of any material part of its assets, whether or not such sale or disposition constitutes a sale or disposition of all or substantially all of its assets, the Company, at its election, may either (A) provide the items set forth in clauses (iii) and (iv) above or (B) make a Change of Control Offer for the Bonds as described in Section 5.14 hereof. In either event, the provisions of this Section will be deemed to have been satisfied. If the transaction or other sale or disposition of assets by the Company results in a Change of Control, then the Company is required to make a Change of Control Offer for the Bonds as described in Section 5.14 hereof.

If a merger, consolidation, sale or other transfer is effected, as provided in this Section, all provisions of this Section shall continue in full force and effect and no further merger, consolidation, sale or transfer shall be effected except in accordance with the provisions of this Section.

Section 5.3. Records and Financial Statements of Company. The Company covenants and agrees at all times to keep, or cause to be kept, proper books of record and account, prepared in accordance with generally accepted accounting principles, in which complete and accurate entries shall be made of all transactions of or in relation to the business, properties and operations of the Company relating to the transactions contemplated by the Company Loan Documents. Such books of record and account shall be available for inspection by the Issuer or the Trustee during normal business hours and under reasonable circumstances.

Section 5.4. Insurance. The Company agrees to insure the Facility during the term of this Agreement for such amounts and for such occurrences as are customary for similar facilities of the Company within the State of New York, by means of policies issued by reputable insurance companies qualified to do business in the State of New York or through “self insurance” in accordance with the ordinary course of business of the Company and the Guarantor.

Section 5.5. Maintenance and Repairs; Taxes; Utility and Other Charges. The Company agrees to maintain the Facility during the term of this Agreement (i) in as reasonably safe condition as its operations shall permit and (ii) in good repair and in good operating condition, ordinary wear and tear excepted, making from time to time all necessary repairs thereto and renewals and replacements thereof, except if and to the extent non-compliance with such provisions (i) and (ii), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

The Company agrees to pay or cause to be paid during the term of this Agreement, except if and to the extent non-compliance with each of the following clauses (i) and (ii), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all taxes, governmental charges of any kind lawfully assessed or levied upon the Facility or any part thereof, including any taxes levied against any portion of the Facility which, if not paid, will become a charge on the receipts from the Facility and (ii) all assessments and charges lawfully made by any governmental body for public improvements that in either case are secured by a lien on the Facility, provided that with respect to taxes, assessments or other governmental charges that may lawfully be paid in installments over a period of time, the Company shall be obligated to pay, when due, only such installments as are required to be paid during the term of this Agreement. The Company may, at the Company’s expense and in the Company’s name, in good faith, contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during that period of such contest and any appeal therefrom unless by such nonpayment the Facility or any part thereof will be subject to loss or forfeiture during a period of such contest and could reasonably be expected to have a Material Adverse Effect.

Section 5.6. Qualification in New York. The Company agrees that throughout the term of this Agreement it, or any successor or assignee as permitted by Section 5.2 hereof, will be qualified to do business in the State of New York.

Section 5.7. Tax Covenant. The Company covenants and agrees that it shall at all times do and perform all acts and things permitted by law and this Agreement and the Indenture which are necessary in order to assure that interest paid on the Bonds (or any of them) will be excludable from gross income of the owners thereof for federal income tax purposes and shall take no action that would result in such interest not being excludable from gross income for federal income tax purposes. Without limiting the generality of the foregoing, the Company agrees to comply with the provisions of the Tax Certificate, which are hereby incorporated herein. This covenant shall survive payment in full or defeasance of the Bonds.

Section 5.8. Continuing Disclosure. The Company hereby covenants and agrees to comply, or to cause compliance with, when and if applicable, the continuing disclosure requirements set forth in the Continuing Disclosure Agreement. Notwithstanding any other provision of this Agreement, failure of the Company to comply, or to cause compliance with, the requirements of the Continuing Disclosure Agreement, shall not be considered a Loan Default Event.

Section 5.9. Assignment by Company. The rights and obligations of the Company under this Agreement may be assigned by the Company to any person or entity in whole or in part, subject, however, to each of the following conditions:

(a) No assignment other than pursuant to Section 5.2 hereof shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any assignment not pursuant to Section 5.2 hereof the Company shall continue to remain primarily liable for the payments specified in Section 4.2 hereof and for performance and observance of the other agreements on its part herein provided to be performed and observed by it.

(b) Any assignment from the Company other than pursuant to Section 5.2 hereof shall retain for the Company such rights and interests as will permit it to perform its obligations under this Agreement, and any assignee from the Company shall assume in writing the obligations of the Company hereunder to the extent of the interest assigned.

(c) Within thirty (30) calendar days after delivery thereof, the Company shall furnish or cause to be furnished to the Issuer, the Credit Provider, if any, and the Trustee a true and complete copy of each such assignment together with an instrument of assumption.

(d) The Company shall furnish to the Issuer, the Credit Provider, if any, and the Trustee an Approving Opinion addressed to the Issuer and the Trustee.

Section 5.10. Cooperation in Filings and Other Matters. The Issuer and the Company agree to cooperate, upon the request of either party, at the expense of the Company in the filing and renewal of UCC-1 Financing Statements, if any.

Section 5.11. Letter of Credit.

(a) At any time the Company may, at its option, provide for the delivery to the Trustee of a Letter of Credit or Alternate Letter of Credit (hereafter collectively referred to as a “Credit Instrument”) and the Company shall, in any event, cause to be delivered a Credit Instrument at least twenty (20) calendar days before the expiration date of any existing Letter of Credit, unless otherwise permitted by the Indenture. A Credit Instrument shall be an irrevocable letter of credit or other irrevocable credit facility (including, if applicable, a confirming letter of credit), issued by a Credit Provider, the terms of which shall be acceptable to the Trustee and shall otherwise comply with the requirements of the Indenture; provided, that the expiration date of such Credit Instrument shall be a date not earlier than one year from its date of issuance, subject to earlier termination upon payment of the Bonds in full or provision for such payment in accordance with Article X of the Indenture. On or prior to the date of the delivery of a Credit Instrument to the Trustee, the Company shall cause to be furnished to the Trustee (i) an opinion of Bond Counsel addressed to the Trustee stating to the effect that the delivery of such Credit Instrument to the Trustee is authorized under the Indenture and complies with the terms hereof and will not in and of itself adversely affect the Tax-exempt status of interest on the Bonds, (ii) an opinion of counsel to the Credit Provider issuing such Credit Instrument stating to the effect that such Credit Instrument is enforceable in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, reorganization or similar laws limiting the enforceability of creditors’ rights generally and except that no opinion need be expressed as to the availability of any discretionary equitable remedies), (iii) written evidence from the Rating Agency that the Bonds shall have a long-term rating of “A” (or equivalent) or higher or, if the Bonds only have a short-term rating, such short-term rating shall be in the highest short-term rating category (without regard to “+”s or “-”s) and (iv) if no Rating Agency is then rating the Bonds, an opinion of Bond Counsel addressed to the Trustee or an opinion of counsel to the Credit Provider addressed to the Trustee to the effect that payments under such Credit Instrument will not constitute a voidable preference under Section 547 of the United States Bankruptcy Code as then in effect if a petition in bankruptcy is filed by or against the Company, the Guarantor or the Issuer or an affiliate or a subsidiary of any of them.

(b) The Company shall provide to the Trustee (with a copy to the Issuer) a written notice at least fifteen (15) calendar days prior to the effective date of any Alternate Letter of Credit (and in no event later than thirty-five (35) calendar days prior to the expiration of any existing Letter of Credit) identifying the Alternate Letter of Credit, if any, and the rating which will apply to the Bonds after the effective date.

Section 5.12. Maintenance of Guaranty; Remarketing Agreement with Guarantor; Appointment of Remarketing Agent. Throughout the term of this Agreement the Company will cause the Guarantor or any permitted assignee or successor under the Guaranty to maintain in full force and effect the Guaranty. So long as the Bonds are subject to remarketing under the Indenture, in the event a Remarketing Agreement is entered into with the Guarantor and without the Company as a party thereto, any applicable provision of the Indenture with respect to the Remarketing Agreement bestowing any duty upon, creating any right or privilege of, or requiring notice to or consent or approval of the Company may be satisfied by the Guarantor in lieu of the Company. The Company agrees to appoint a Remarketing Agent when and as necessary, pursuant to the provisions of Section 8.10 of the Indenture.

Section 5.13. Compliance with Indenture. The Company recognizes that the Indenture contains provisions that, among other things, relate to matters affecting the payment of Costs of the Facility and the administration and investment of certain funds. The Company has reviewed the Indenture and hereby assents to all provisions of the Indenture. The Company shall take such action as may be reasonably necessary in order to enable the Issuer and the Trustee to comply with all requirements and to fulfill all covenants of the Indenture to the extent that compliance with such requirements and fulfillment of such covenants are dependent upon any observance or performance required of the Company by the Indenture or this Agreement.

Section 5.14. Change of Control. The provisions of this Section 5.14 shall be effective only with respect to Bonds in a Term Interest Rate Period that are not secured by a Letter of Credit. If a Change of Control occurs, unless the Company has exercised its right to optionally redeem all of the Bonds pursuant to the Indenture, the Company will make an offer to purchase all of the Bonds (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Bonds plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the Change of Control Payment Date (as defined below)). The Company will also make a Change of Control Offer if (a) the Guarantor is required to cause the Company to make a Change of Control Offer under Section 10 of the Guaranty or (b) the Company elects to, or must, make a Change of Control Offer under Section 5.2 of this Agreement (each, an “Other Offer Triggering Event”).

Within 30 days following any Change of Control or Other Offer Triggering Event, unless the Company has exercised its right to optionally redeem all of the Bonds pursuant to the Indenture, the Company will direct the Trustee to mail a notice of such Change of Control Offer to each Holder stating:

(1) that a Change of Control Offer is being made and that all Bonds properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the

Company at a purchase price in cash equal to 101% of the principal amount of such Bonds plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on an interest payment date);

(2) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Bonds repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Bonds or portions of Bonds (of $100,000 or larger integral multiples of $5,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Bonds or portions of Bonds so tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Bonds so accepted together with a Certificate of the Company stating the aggregate principal amount of Bonds or portions of Bonds being purchased by the Company in accordance with the terms of this Section 5.14.

The Paying Agent will promptly mail to each Holder of Bonds tendered in accordance with the terms hereof and the Indenture the Change of Control Payment for such Bonds, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Bond equal in principal amount to any unpurchased portion of the Bonds surrendered, if any; provided that each such new Bond will be in a principal amount of $100,000 or integral multiples of $5,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant Interest Payment Date to the Holder in whose name a Bond is registered at the close of business on such record date.

Prior to the Company making a Change of Control Payment, and as a condition to such payment, (1) the requisite holders of each other issue of indebtedness of the Company issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or Other Offer Triggering Event or (2) the Company will repay all outstanding indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Company will offer to repay all such indebtedness, and make payment to the holders of such indebtedness that accept such offer, and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining holders of such indebtedness. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the indenture if the Company fails to comply with such covenant.

The Company will not be required to make a Change of Control Offer upon a Change of Control or Other Offer Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Company and purchases all Bonds validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with any securities laws or regulations in connection with the repurchase of Bonds pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture or this Agreement, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture or this Agreement by virtue of the conflict.

ARTICLE VI

[RESERVED]

ARTICLE VII

LOAN DEFAULT EVENTS AND REMEDIES

Section 7.1. Loan Default Events. Any one of the following which occurs and continues shall constitute a Loan Default Event:

(a) Failure of the Company to make any Loan Payment required by Section 4.2(a) hereof when due; or

(b) Failure of the Company to make any Purchase Price Payment or any Change of Control Payment required by Section 4.2(b) or Section 4.2(c) hereof, respectively, when due; or

(c) Failure of the Company to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Agreement (other than as provided in clause (a) or (b) above), which continues for a period of thirty (30) calendar days after written notice by the Issuer or the Trustee delivered to the Company and the Credit Provider, if any, which notice shall specify such failure and request that it be remedied, unless the Issuer and the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period and if at the end of such thirty (30) calendar day period, the Company is endeavoring in good faith and proceeding diligently to correct the default, such thirty (30) calendar day period shall be extended until the default is corrected; or

(d) The dissolution or liquidation of the Company or the filing by the Company of a voluntary petition in bankruptcy, or failure by the Company promptly to cause to be lifted any execution, garnishment or attachment of such consequence as will impair the Company’s ability to carry on its obligations hereunder, or the entry of any order or decree granting relief in any involuntary case commenced against the Company under any present or future federal bankruptcy act or any similar federal or state law, or a petition for such an order or decree shall be filed in any court and such petition or decree shall not be discharged or denied within ninety (90) calendar days after the filing thereof, or if the Company shall admit in writing its inability to pay its debts generally as they become due, or a receiver, trustee or liquidator of the Company shall be appointed in any proceeding brought against the Company and shall not be discharged within ninety (90) calendar days after such appointment or if the Company shall consent to or acquiesce in such appointment, or assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors, or a bankruptcy, insolvency or similar proceeding shall be otherwise initiated by or against the Company under any applicable bankruptcy, reorganization or analogous law as now or hereafter in effect and if initiated against the Company shall remain undismissed (subject to no further appeal) for a period of ninety (90) calendar days; provided, the term “dissolution or liquidation of the Company,” as used in this subsection, shall not be construed to include the cessation of the existence of the Company resulting either from a merger or consolidation of the Company into or with another entity or a dissolution or liquidation of the Company following a transfer of all or substantially all of its assets as an entirety or under the conditions permitting such actions contained in Section 5.2 hereof; or

(e) An “Event of Default” (as respectively defined therein) under the Indenture or the Guaranty occurs and is continuing; or

(f) So long as any of the Bonds are in a Term Interest Rate Period and no Letter of Credit is in effect, if (I) an event of default has occurred and is continuing, under and as defined in either, (A) the Corporate Note Indenture, as amended, restated or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of other indebtedness outstanding or available to be borrowed thereunder) all or any portion of indebtedness under such agreement, and any successor or replacement agreement (the “Note Indenture”) or (B) any other senior unsecured indebtedness of the Company as may exist from time to time in a principal amount of $50 million or more (“Other Senior Debt”), and (II) any such event of default under the Note Indenture or Other Senior Debt has resulted in the acceleration of the obligations owed under such facility prior to their respective final stated maturities and provided that, in the event that such acceleration has been rescinded, such Loan Default Event hereunder will be deemed cured for all purposes and of no further effect.

Section 7.2. Remedies on Default. Subject to Section 7.1 hereof, whenever any Loan Default Event shall have occurred and shall be continuing,

(a) The Trustee, by written notice to the Issuer, the Company and the Credit Provider, if any, shall declare the unpaid balance of the loan payable under Section 4.2(a) of this Agreement to be due and payable immediately, provided that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable under the Indenture. Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Section 7.1 of the Indenture.

(b) The Trustee may have access to and may inspect, examine and make copies of the books and records and any and all accounts, data and federal income tax and other tax returns of the Company.

(c) The Issuer or the Trustee may take whatever action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

(d) If applicable, the Trustee shall immediately draw upon any Letter of Credit, if permitted by its terms and required by the terms of the Indenture, and apply the amount so drawn in accordance with the Indenture and may exercise any remedy available to it thereunder.

In case the Trustee, the Credit Provider, if any, or the Issuer shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, the Credit Provider, if any, or the Issuer, then, and in every such case, the Company, the Trustee, the Credit Provider, if any, and the Issuer shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee, the Credit Provider, if any, and the Issuer shall continue as though no such action had been taken.

The Company covenants that, in case a Loan Default Event shall occur with respect to the payment of any Loan Payment payable under Section 4.2(a) hereof, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable under said Section, with interest on the amount then overdue at the rate then borne by the Bonds on the day prior to the occurrence of such default.

In the case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law the moneys adjudged or decreed to be payable.

In case proceedings shall be pending for the bankruptcy or for the reorganization of the Company under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or the creditors or property of the Company, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture. Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee and the Issuer any amount due each of them for their respective reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by each of them up to the date of such distribution.

In the event the Trustee incurs expenses or renders services in any proceedings which result from a Loan Default Event under Section 7.1(d) hereof, or from any default which, with the passage of time, would become such Loan Default Event, the expenses so incurred and compensation for services so rendered are intended to constitute expenses of administration under the United States Bankruptcy Code or equivalent law.

Section 7.3. Agreement to Pay Attorneys’ Fees and Expenses. In the event the Company should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees to pay promptly to the Issuer and the Trustee the reasonable fees and expenses of such attorneys and such other reasonable out-of-pocket expenses so incurred by the Issuer and the Trustee, whether incurred at trial, on appeal, in bankruptcy proceedings, or otherwise.

Section 7.4. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer, the Credit Provider, if any, or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly required herein or by applicable law. Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee as the assignee of the Issuer. Notwithstanding any other provision hereunder, the Trustee may proceed first against either the Guarantor or the Company in accordance with the terms of the Guaranty and/or this Agreement, respectively, as the Trustee may deem appropriate.

Section 7.5. No Additional Waiver Implied by One Waiver. In the event any agreement or covenant contained in this Agreement should be breached by the Company and thereafter waived by the Issuer, the Credit Provider, if any, or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE VIII

PREPAYMENT

Section 8.1. Redemption of Bonds with Prepayment Moneys. By virtue of the assignment of the rights of the Issuer under this Agreement to the Trustee as is provided in Section 4.4 hereof, the Company agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Article VIII. The Indenture provides that the Trustee shall use the moneys so paid to it by the Company to redeem the Bonds on the date set for such redemption pursuant to Section 8.5 hereof or to reimburse any Credit Provider for any draw under the Letter of Credit therefor. The Issuer shall call Bonds for redemption as required by Article IV of the Indenture or as requested by the Company pursuant to the Indenture or this Agreement.

Section 8.2. Options to Prepay Installments. The Company shall have the option to prepay the Loan Payments payable under Section 4.2(a) hereof by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof and to cause all or any part of the Bonds to be redeemed at the times and at the prices set forth in Section 4.1(B) of the Indenture if the conditions under said Section 4.1(B) are met and at the times and at the prices set forth in Sections 4.1(C) or 4.1(D) of the Indenture, as the case may be.

Section 8.3. Mandatory Prepayment. If a mandatory redemption of the Bonds is required by Section 4.1(A) of the Indenture, the Company shall have and hereby accepts the obligation to prepay the Loan Payments by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof, to be used to redeem all or a part of the Outstanding Bonds.

Section 8.4. Amount of Prepayment. In the case of a redemption of the Outstanding Bonds in full, the amount to be paid shall be a sum sufficient, together with other funds and the yield on any securities deposited with the Trustee and available for such purpose, to pay (1) the principal of all Bonds Outstanding on the redemption date specified in the notice of redemption, plus interest accrued and to accrue to the payment or redemption date of the Bonds, plus premium, if any, pursuant to the Indenture, (2) all reasonable and necessary fees and expenses (including without limitation reasonable legal fees and expenses) of the Issuer, the Trustee and any Paying Agent accrued and to accrue through final payment of the Bonds and (3) all other liabilities of the Company accrued and to accrue under this Agreement. In the case of redemption of the Outstanding Bonds in part, the amount payable shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of and premium, if any, and accrued interest on the Bonds to be redeemed, as provided in the Indenture, and to pay expenses of redemption of such Bonds.

Section 8.5. Notice of Prepayment. To exercise an option granted in or to perform an obligation required by this Article VIII, the Company shall give written notice at least fifteen (15) calendar days prior to the last day by which the Trustee is permitted to give notice of redemption pursuant to Section 4.4 of the Indenture, to the Issuer, the Credit Provider, if any, and the Trustee specifying the amount to be prepaid and the date upon which any prepayment will be made. If the Company fails to give such notice of a prepayment in connection with a mandatory redemption under this Agreement, such notice may be given by the Issuer, by the Trustee or by any Holder or Holders of 10% or more in aggregate principal amount of the Bonds Outstanding. The Issuer and the Trustee, at the written request of the Company or any such Holder, shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Issuer shall not be required to make payment of any money required for such redemption) to effect redemption of all or part of the Bonds then Outstanding, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture. The Issuer hereby appoints the Company to give all notices and make all requests to the Trustee with respect to the application of funds paid by the Company as prepayments, including notices of optional redemption of the Bonds in conformity with Article IV of the Indenture.

ARTICLE IX

NON-LIABILITY OF ISSUER; EXPENSES;

INDEMNIFICATION

Section 9.1. Non-liability of Issuer. The Issuer shall not be obligated to pay the principal of, or premium, if any, or interest on, or Purchase Price of, the Bonds, except from Revenues. The Company hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds will be provided by the payments made by the Company pursuant to this Agreement, together with other Revenues with respect to the Bonds, including amounts received by the Trustee under the Guaranty, or the Letter of Credit and investment income on certain funds and accounts held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal and Purchase Price of and premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, premium or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Company, the Issuer, the Credit Provider, if any, or any third party. Nothing contained in this Agreement or the Indenture is intended to impose any pecuniary liability on the Issuer nor shall it in any way obligate the Issuer to pay any debt or meet any financial obligations to any person at any time in relation to the Facility except from moneys received under the provisions of this Agreement or the Indenture or from the exercise of the Issuer’s rights hereunder or under the Indenture, other than moneys received for its own purposes.

Section 9.2. Expenses. The Company covenants and agrees to indemnify the Issuer and the Trustee against, and to reimburse them promptly for, all reasonable costs and charges, including, without limitation, the Trustee’s compensation provided for in the Indenture and including fees and disbursements of attorneys, accountants, consultants and other experts, incurred in good faith in connection with this Agreement, the Bonds or the Indenture.

Section 9.3. Indemnification. The Company releases the Issuer, the Trustee, the Tender Agent and the Paying Agent and their officers, directors, employees and agents from, and covenants and agrees that neither the Issuer, the Trustee, the Tender Agent nor the Paying Agent or their officers, directors, employees and agents shall be liable for, and covenants and agrees, regardless of any agreement to maintain insurance, to the extent permitted by law, to indemnify and hold harmless the Issuer, the Trustee, the Tender Agent and the Paying Agent and their officers, directors, employees and agents from and against, any and all losses, claims, damages, liabilities or expenses, of every conceivable kind, character and nature whatsoever arising out of, resulting from or in any way connected with (1) the Facility, or the conditions, occupancy, use, possession, conduct or management of, or work done in or about, or from the original planning, design, acquisition, installation, construction or equipping of the Facility or any part thereof; (2) any accident, injury or damage to any person occurring in or about or as a result of the Facility; (3) any breach by the Company of its obligations under this Agreement; (4) any act or omission of the Company of any of its agents, contractors, servants, employees or licensees; (5) the offering, issuance, sale or resale of the Bonds or any certifications, covenants or representations made by the Company in connection therewith and the carrying out of any of the transactions contemplated by the Bonds and this Agreement; (6) the Trustee’s acceptance or administration of the trusts under the Indenture, or the exercise or performance of any of its powers or duties under the Indenture or this Agreement; or (7) any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, in any official statement or other offering circular utilized by the Issuer or any underwriter or placement agent in connection with the sale of the Bonds, provided that the Company shall have no liability under this clause (7) in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based solely upon any untrue statement or omission pertaining only to the Issuer made in any official statement or offering circular with respect to the Bonds under the headings “The Issuer” or “Litigation”; provided further that the foregoing release and indemnity in this Section shall not be required for damages that are determined to have been caused by the gross negligence or willful misconduct on the part of the party seeking such release or indemnity. The indemnity required by this Section shall be only to the extent that any loss sustained by the Issuer or the Trustee exceeds the net proceeds the Issuer or the Trustee receives from any insurance carried with respect to the loss sustained. The Company further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Issuer, the Trustee, the Tender Agent and the Paying Agent and their officers, employees and agents for any and all costs, reasonable attorneys fees and expenses, liabilities or expenses incurred in connection with investigating, defending against or otherwise in connection with any such losses, claims (whether asserted by the Issuer, the Company, a Holder, or any other person), damages, liabilities, expenses or actions, except, with respect to the Trustee, to the extent that the same are determined to have been caused by the gross negligence or willful misconduct of the party claiming such payment or reimbursement or relate to provisions of this indemnity that by their terms the Company shall have no liability therefor. In case any action or proceeding is brought against the Issuer by reason of any such claim, the Company will defend the same at its expense upon notice from the Issuer, and the Issuer will cooperate with the Company, at the expense of the Company, in connection therewith. The provisions of this Section shall survive the discharge of the Indenture, the retirement of the Bonds and the resignation or removal of the Trustee.

Section 9.4. Rights and Duties of Issuer.

(a) Remedies of the Issuer. Notwithstanding any contrary provision in this Agreement or the Indenture, the Issuer shall have the right to take any action not prohibited by law or make any decision not prohibited by law with respect to proceedings for indemnity against the liability of the Issuer and its officers, directors, employees and agents and for collection or reimbursement of moneys due to it under this Agreement or the Indenture for its own account. The Issuer may enforce its rights under this Agreement and the Indenture which have not been assigned to the Trustee by legal proceedings for the specific performance of any obligation contained herein or therein or for the enforcement of any other legal or equitable remedy, and may recover damages caused by any breach by the Company of its obligations to the Issuer under this Agreement or the Indenture, including court costs, reasonable attorney’s fees and other costs and expenses incurred in enforcing such obligations.

(b) Limitations on Actions. Without limiting the generality of Subsection 9.4(c), the Issuer shall not be required to monitor the financial condition of the Company and shall not have any responsibility or other obligation with respect to reports, notices, certificates or other documents filed with it hereunder or under the Indenture.

(c) Responsibility. The Issuer and its officers, directors, employees and agents shall be entitled to the advice of counsel (who may be counsel for any party) and shall not be liable for any action taken or omitted to be taken in good faith in reliance on such advice. They may rely conclusively on any communication or other document furnished to it under this Agreement or the Indenture and reasonably believed by it to be genuine. No such person shall be liable for any action (i) taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or (ii) in good faith omitted to be taken by it because reasonably believed to be beyond the discretion or powers conferred upon it, (iii) taken by it pursuant to any direction or instruction by which it is governed under this Agreement or the Indenture or (iv) omitted to be taken by it by reason of the lack of direction or instruction required for such action, nor shall it be responsible for the consequences of any error of judgment reasonably made by it. The Issuer shall in no event be liable for the application or misapplication of funds, or for other acts or defaults by any person except its own directors, officers and employees. When any consent or other action by the Issuer is called for by this Agreement or the Indenture, the Issuer may defer such action pending such investigation or inquiry or receipt of such evidence, if any, as it may require in support thereof. It shall not be required to take any remedial action (other than the giving of notice) unless reasonable indemnity is provided for any expense or liability to be incurred thereby. It shall be entitled to reimbursement for expenses reasonably incurred or advances reasonably made, with interest at the “prime rate” of the Trustee, as announced from time to time (or, if none, the nearest equivalent), in the exercise of its rights or the performance of its obligations hereunder or under the Indenture, to the extent that it acts without previously obtaining indemnity. No permissive right or power to act shall be construed as a requirement to act; and no delay in the exercise of any such right or power shall affect the subsequent exercise of that right or power. The Issuer shall not be required to take notice of any breach or default by the Company under this Agreement except when given notice thereof by the Trustee. No recourse shall be had by the Company, the Trustee or any Bondholder for any claim based on this Agreement, the Indenture, the Bonds or any agreement securing the same against any director, officer, agent or employee of the Issuer alleging personal liability on the part of such person unless such claim is based upon the willful dishonesty of or intentional violation of law by such person. No covenant, stipulation, obligation or agreement of the Issuer contained in this Agreement or the Indenture shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future director, officer, employee or agent of the Issuer in his or her individual capacity, and no person executing a Bond shall be liable personally thereon or be subject to any personal liability or accountability by reason of the issuance thereof.

Without limiting the generality of the foregoing, the Company acknowledges that in the event of an examination, inquiry or related action by the Internal Revenue Service with respect to the Bonds or the exclusion of interest thereon from the gross income of the holders thereof for federal income tax purposes, the Issuer may be treated as the responsible party, and the Company agrees to respond promptly and thoroughly to the satisfaction of the Issuer to such examination, inquiry or related action on behalf of and at the direction of the Issuer. The Company further agrees to pay all costs of counsel selected by the Issuer to represent the Issuer in connection with such examination, inquiry or related action. The Company shall indemnify and hold harmless the Issuer against any and all costs, losses, claims, penalties, damages or liability of or resulting from such examination, inquiry or related action by the Internal Revenue Service, including any settlement thereof by the Issuer.

MISCELLANEOUS

Section 9.5. Notices. All notices, certificates or other communications shall be deemed sufficiently given if sent by facsimile (receipt confirmed) or if mailed by first-class mail, postage prepaid, addressed to the Issuer, the Company, or the Trustee, as the case may be, as follows:

To the Issuer:	Niagara Area Development Corporation 6311 Inducon Corporate Drive, Suite 1 Sanborn, New York 14132 Attention: Executive Director Telephone: (617) 330-2000 Facsimile: (617) 330-2001

To the Company:

Covanta Holding Corporation

445 South Street

Morristown, New Jersey 07960

Attention: Vice President and Treasurer

Telephone: (862) 345-5401

Facsimile: (862) 345-5160

(with a copy to the General Counsel)

To the Trustee:

Wells Fargo Bank, National Association

123 S. Broad Street

Suite 15W, 15th Floor

MAC: Y1379-157

Philadelphia, Pennsylvania 19109

Attn: Corporate Trust Services

Telephone: (215) 670-6554

Facsimile: (877) 775-7570

To the Rating Agency: (if then rating the Bonds)	Standard and Poors Rating Services 55 Water Street, 38th Floor New York, New York 10041 Attention: Structured Finance Group Telephone: (212) 438-1263 Facsimile: (212) 438-2154

Moody’s Investors Service, Inc. 7 World Trade Center at 250 Greenwich Street New York, New York 10007 Attention: Structured Finance Group Telephone: (212) 553-1653 Facsimile: (212) 553-0882

Fitch, Inc. One State Street Plaza New York, New York 10004 Attention: Structured Finance Group Telephone: (212) 908-0500 Facsimile:

A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee and any Credit Provider, if applicable. Notices to the Trustee are effective only when actually received by the Trustee. The Issuer, the Company, the Trustee and any Credit Provider, if applicable, may, by notice given hereunder, designate any different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 9.6. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.

Section 9.7. Execution of Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 9.8. Amendments, Changes and Modifications. Except as otherwise provided in this Agreement or the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated except by the written agreement of the Issuer and the Company and with the written consent of the Credit Provider, if applicable, and of the Trustee, if required, in accordance with Section 9.5 of the Indenture.

Section 9.9. Governing Law. This Agreement shall be construed in accordance with and governed by the Constitution and laws of the State of New York applicable to contracts made and performed in the State of New York.

Section 9.10. Authorized Representative. Whenever under the provisions of this Agreement the approval of the Company is required or the Company is required to take some action at the request of the Issuer, such approval or such request shall be given on behalf of the Company by its Authorized Representative, and the Issuer and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.

Section 9.11. Term of the Agreement. This Agreement shall be in full force and effect from the date hereof and shall continue in effect as long as any of the Bonds are Outstanding or the Trustee holds any moneys under the Indenture, whichever is later.

Section 9.12. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns; subject, however, to the limitations contained in Sections 5.2 and 5.9 hereof.

Section 9.13. Complete Agreement. The parties agree that the terms and conditions of this Agreement supersede those of all previous agreements between the parties, and that this Agreement, together with the documents referred to in this Agreement, contains the entire agreement between the parties hereto. The Trustee shall be deemed to be a third party beneficiary of this Agreement.

Section 9.14. Business Days. If any payment is to be made hereunder or any action is to be taken hereunder on any date that is not a Business Day, such payment or action otherwise required to be made or taken on such date shall be made or taken on the immediately succeeding Business Day with the same force and effect as if made or taken on such scheduled date.

Section 9.15. Waiver of Personal Liability. No director, member, officer, agent or employee of the Issuer or any director, officer, agent or employee of the Company or the Guarantor or any subsidiary thereof shall be individually or personally liable for the payment of any principal of and interest on the Bonds or any other sum hereunder or be subject to any personal liability or accountability by reason of the execution and delivery of this Agreement, but nothing herein contained shall relieve any such member, director, officer, agent or employee from the performance of any official duty provided by law or by this agreement; provided, however, that no covenant, agreement or obligation contained herein shall be deemed to be a covenant, agreement or obligation of any past, present or future director, member, officer, employee or agent of the Issuer in his individual capacity so long as he acts in good faith, and no such director, member, officer, employee or agent shall be subject to any liability under this

Agreement or with respect to any other action taken by him provided that he does not act in bad faith.

Section 9.16. Waivers. The Company hereby (i) irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or the Facility and for any counterclaim therein and (ii) irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages.

[Remainder of Page Intentionally Left Blank]

[Signature Page to Loan Agreement]

IN WITNESS WHEREOF, the NIAGARA AREA DEVELOPMENT CORPORATION has caused this Agreement to be executed in its name by a duly authorized officer and COVANTA HOLDING CORPORATION has caused this Agreement to be executed in its name by a duly authorized officer, all as of the date first above written.

NIAGARA AREA DEVELOPMENT CORPORATION

By:	/s/ Henry M. Sloma
Henry M. Sloma, Chairperson

COVANTA HOLDING CORPORATION

By:	/s/ Bradford J. Helgeson
Bradford J. Helgeson, Vice President & Treasurer